Exhibit 10.1

PUREBASE CORPORATION

FIRST AMENDMENT TO PROMISSORY NOTES

THIS FIRST AMENDMENT TO PROMISSORY NOTES (this “Amendment”) is made and entered into as of April 7, 2022 (the “Effective Date”), by and between Purebase Corporation, a Nevada corporation (the “Company”) and U.S. Mine Corp., a Nevada corporation (the “Holder”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes (as defined below).

RECITALS

A. As of December 1, 2019, the Company sold, and the Holder purchased, a 5% unsecured convertible promissory note in the principal amount of $20,000, with a maturity date of December 1, 2021 (the “December 1, 2019 Note”), pursuant to the terms of a Securities Purchase Agreement by and between the Company and the Holder, dated September 26, 2019 (the “Purchase Agreement”).

B. As of January 1, 2020, the Company sold, and the Holder purchased, a 5% unsecured convertible promissory note in the principal amount of $86,000, with a maturity date of January 1, 2022 (the “January 1, 2020 Note”), pursuant to the terms of the Purchase Agreement.

C. As of February 1, 2020, the Company sold, and the Holder purchased, a 5% unsecured convertible promissory note in the principal amount of $72,000, with a maturity date of February 1, 2022 (the “February 1, 2020 Note” and, together with the December 1, 2019 Note and January 1, 2020 Note, the “Notes”), pursuant to the terms of the Purchase Agreement.

D. Pursuant to Section 7.04 of each Note, such Note may be amended only by an instrument in writing executed by the Company and the Holder.

E. The Company and the Holder desire to amend certain terms of the Notes as set forth below.

AGREEMENT

In consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1. Extension of Maturity Dates. The Maturity Date of each Note (as defined in Section 1.01 of each Note) is hereby extended to April 30, 2022.

2. Waiver of Event of Default. The Holder hereby waives any Event of Default (as defined in Section 2.01 of each Note) for the Company’s failure to pay any principal amount or interest due under any of the Notes, or failure to observe or perform any other covenant, obligation, condition or agreement contained in any of the Notes if such breach occurred prior to the date of this Amendment.

3. Interest Rate. For avoidance of doubt, each Note shall continue to bear interest at the rate of 5% per annum and not any default interest rate.

4. Reaffirmation. Except as expressly provided herein, the undersigned agree that all of the terms, covenants, conditions, restrictions and other provisions contained in the Notes shall remain in full force and effect.

5. Entire Agreement. This Amendment, together with the Purchase Agreement and the Notes, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

6. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original and all of which, taken together, shall constitute a single instrument.

7. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. Governing Law. The substantive laws of the applicable state, as well as terms regarding forum and jurisdiction, as originally provided in the Notes, shall govern the construction of this Amendment and the rights and remedies of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date and year first above written.

COMPANY:

PUREBASE CORPORATION,
a Nevada corporation

By:	/s/ A. Scott Dockter
Name:	A. Scott Dockter
Title:	Chief Executive Officer

HOLDER:

U.S. MINE CORP.,
a Nevada corporation

By:	/s/ John Bremer
Name:	John Bremer
Title:	President